AMENDMENT TO RULE 12d1-4 FUND OF FUNDS INVESTMENT AGREEMENT FOR THE PURPOSE OF REMOVING SAVOS INVESTMENTS TRUST AND ITS SERIES

October 17, 2022

ProShares Trust
c/o ProShare Advisors LLC Attn: Chris Bercaw
7272 Wisconsin Avenue, 21st Floor Bethesda, MD 20814
Email: cbercaw@proshares.com

ProShare Advisors LLC Attn: General Counsel
7272 Wisconsin Avenue, 21st Floor Bethesda, MD 20814
Email: generalcounsel@proshares.com

RE:    Removal of Savos Investments Trust and its series from Fund of Funds Investment Agreement

Dear Sirs and Madams:

This letter will confirm an amendment (“Amendment”) to the agreement dated as of January 19, 2022, between GPS Funds I, GPS Funds II and Savos Investments Trust (each an “Acquiring Trust” and collectively, the “Acquiring Trusts”), each on behalf of itself and its separate series as amended from time to time, severally and not jointly (each, an “Acquiring Fund” and collectively, the “Acquiring Funds”), and ProShares Trust (the “Trust”), a Delaware statutory trust, on behalf of each of its current and future series other than those series identified under the caption “Precautionary Notes: Funds Not Covered by the Agreement” on https://www.proshares.com/investment_agreement.html, severally and not jointly (each, an “Acquired Fund”). Each Acquiring Fund and each Acquired Fund is referred to as a “Fund”.

WHEREAS, the Acquiring Trusts and the Trust (collectively, the “Parties” and individually, a “Party”) entered into a Fund of Funds Investment Agreement dated as of January 19, 2022 (the “Agreement”);

WHEREAS, the Parties desire to terminate the Agreement as between Savos Investments Trust and the Trust pursuant to Section 6 of the Agreement;

WHEREAS, the Parties desire to amend the Agreement to remove Savos Investment Trust and its separate series, Savos Dynamic Hedging Fund, as an Acquiring Fund pursuant to Section 6b of the Agreement;

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WHEREAS, Section 8(i) of the Agreement provides for the amendment or modification of the Agreement by a written document signed by an authorized representative of each Party in accordance with Section 5 of the Agreement;

NOW, THEREFORE, the Parties hereby agree as follows, effective as of the date hereof:

1.This Amendment shall constitute notice of termination of the Agreement between Savos Investments Trust and the Trust pursuant to Section 8(b) of the Agreement, effective as of October 14, 2022. For the avoidance of doubt, it is the intent of the Parties that the Agreement as between GPS Funds I and GPS Funds II and the Trust shall remain in full force and effect.

2.Except as modified by this Amendment, the Agreement shall otherwise remain in full force and effect.

3.This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form, and the Parties hereby adopt as original any signatures received via electronically transmitted form.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date written above.

GPS Funds I, on behalf of itself and each of its series, severally and not jointly

By:	/s/ Patrick Young
Name:	Patrick Young
Title	Treasurer

GPS Funds II, on behalf of itself and each of its series, severally and not jointly

By:	/s/ Patrick Young
Name:	Patrick Young
Title	Treasurer

Savos Investment Trust, on behalf of itself and each of its series, severally and not jointly

By:	/s/ Patrick Young
Name:	Patrick Young
Title	Treasurer

ProShares Trust

By:	/s/ Todd B. Johnson
Name:	Todd B. Johnson
Title	President

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